Exhibit 99.1

Conference Call:	Today, June 14th, 2011 at 5:00 p.m. ET
Dial-in numbers:	(212) 231-2901 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See text of the release
MAD CATZ FISCAL FOURTH QUARTER NET SALES RISE 28% TO
RECORD $34 MILLION; DILUTED EARNINGS PER SHARE OF $0.03
RECORD FISCAL 2011 FINANCIAL RESULTS AS NET SALES RISE 55%
AND DILUTED EARNINGS PER SHARE INCREASE 125% TO $0.18
- Company Appoints Allyson Evans as Chief Financial Officer -
San Diego, CA — June 14, 2011 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), announced today financial results for the fiscal fourth quarter and year ended March 31, 2011.
For the fiscal year ended March 31, 2011, the Company generated record net sales of $184.0 million, a 54.6% increase from $119.0 million in fiscal 2010. Gross profit for the fiscal year increased 46.6% to a record $53.4 million, from $36.4 million in the prior fiscal year. Gross profit margin for fiscal 2011 was 29.0%, compared to 30.6% in fiscal 2010. Total operating expenses in fiscal 2011 were $34.6 million, up 23.7% from $28.0 million as the Company recorded a 123.0% year-over-year increase in operating profit to $18.8 million. Reflecting tax expense of $6.4 million, the Company recorded net income of $10.9 million, or a record $0.18 per diluted share in the fiscal year ended March 31, 2011, compared to net income of $4.5 million or $0.08 per diluted share in the prior fiscal year.
EBITDA, a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, was a record $23.0 million in fiscal 2011, up 88.8% from $12.2 million in fiscal 2010. Adjusted net income and adjusted diluted earnings per share, which exclude the impact of amortization of intangibles, stock-based compensation and goodwill impairment (if any), were $12.3 million and $0.20, respectively, in fiscal 2011 versus $6.7 million and $0.12, respectively, in fiscal 2010. A reconciliation of EBITDA, adjusted net income and adjusted diluted earnings per share to the Company’s net income is included in the financial tables accompanying this release.
For the fiscal fourth quarter ended March 31, 2011, Mad Catz reported record net sales of $33.7 million, an increase of 28.3% from $26.3 million in the fiscal 2010 fourth quarter. Gross profit for the March 2011 quarter rose 48.7% to $10.5 million, compared to $7.1 million in the same quarter of the prior year. Gross profit margin for the fiscal 2011 fourth quarter was 31.2% versus 26.9% in the same quarter a year ago. Total operating expenses in the fiscal 2011
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Mad Catz Interactive, 6/14/11	page 2
fourth quarter rose 41.0% to $8.9 million and the Company recorded operating income of $1.7 million, an increase of 109.9% from the $0.8 million generated in the comparable prior year period. Foreign exchange gain for the fiscal 2011 fourth quarter was $1.2 million compared to a gain of $0.1 million in the fiscal 2010 fourth quarter. Reflecting a tax expense of $0.8 million, the Company reported net income of $1.5 million for the quarter ended March 31, 2011, or $0.03 per diluted share, versus net income of $0.8 million or $0.02 per diluted share in the prior year fiscal fourth quarter.
EBITDA was $3.6 million in the fourth quarter of fiscal 2011 compared to EBITDA of $1.7 million in the prior year quarter. Adjusted net income and adjusted diluted earnings per share of $1.8 million and $0.03, respectively, in the fiscal fourth quarter of 2011 represented an improvement from adjusted net income and adjusted diluted earnings per share of $0.8 million and $0.01, respectively, in the same period a year ago.
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz Interactive, Inc., said, “We are very pleased with the continued momentum, growth and improved diversification of our business. With another year of record sales and profits, fiscal 2011 results validate the strategic and operational initiatives undertaken over the past few years. The Company’s ability to grow both the top and bottom line — particularly in the face of a challenging industry and consumer environment — reflects our focus on premium and distinctive interactive entertainment products.
“Our net income growth exceeded our top line growth, as we continue to improve our operating leverage. We are focused on managing our product offerings to succeed in the marketplace and, at the same time, drive profitable growth and strong returns for our shareholders.
“We are also pleased with the improvement in the Company’s balance sheet during fiscal 2011. In addition, we retired all of our long term debt through a capital raise in early fiscal 2012 which eliminated a significant liability from our balance sheet and the related interest expense and is anti-dilutive to our earnings per fully diluted share.”
Summary of Fiscal 2011 and Fourth Quarter Key Metrics:
▪	Fiscal 2011 net sales increased 54.6% to $184.0 million, while fiscal fourth quarter sales rose 28.3% to $33.7 million:
o	North American net sales increased 70.5% to $113.1 million, and 40.5% to $21.4 million, in the fiscal 2011 full-year and fourth quarter periods, respectively. North American net sales represented 61.5% and 63.6% of full-year and quarterly net sales, respectively;

o	European net sales rose 36.4% to $66.8 million, and 9.0% to $11.1 million, in fiscal 2011 and in the fiscal 2011 fourth quarter, respectively. European net sales represented 36.3% and 33.0% of full-year and quarterly net sales, respectively; and,

o	Net sales to other countries increased 10.6% to $4.1 million, and 41.2% to $1.2 million, in fiscal 2011 and in the fiscal 2011 fourth quarter, respectively. Net sales to other countries represented 2.2% and 3.4% of full-year and quarterly net sales, respectively.
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Mad Catz Interactive, 6/14/11	page 3
▪	Gross sales by platform:
o	Xbox 360™ products accounted for 31% and 24% of sales in the fiscal 2011 full-year and fourth quarter versus 31% and 32% in the respective prior year periods;

o	PC product sales were 15% and 24% of sales in the fiscal 2011 full-year and fourth quarter versus 22% and 19% a year ago, respectively;

o	PlayStation® 3 products sales accounted for 17% and 13% of fiscal 2011 full-year and fourth quarter sales versus 17% and 18% in the respective prior year periods;

o	Wii platform products represented 14% and 8% of fiscal 2011 full-year and fourth quarter sales versus 13% and 16% in the prior year periods, respectively;

o	Handheld platform products were 3% and 4% of sales in the fiscal 2011 full-year and fourth quarter periods versus 4% and 3% in the prior year’s respective periods; and,

o	All other platforms accounted for 20% and 27% of fiscal 2011 full-year and fourth quarter sales versus 13% and 12% in the respective prior year periods.
▪	Gross sales by category:
o	Controllers represented 15% and 11% of sales in the fiscal 2011 full-year and fourth quarter versus 28% and 25% in the prior year periods, respectively;

o	Specialty controllers accounted for 28% and 32% of sales in the fiscal 2011 full-year and fourth quarter versus 24% and 23% in the prior year periods, respectively;

o	Accessories sales were 12% and 13% of sales in the fiscal 2011 full-year and fourth quarter versus 24% in each of the respective prior year periods;

o	Audio products accounted for 27% and 30% of fiscal 2011 full-year and fourth quarter sales versus 15% and 20% of sales in the prior year periods, respectively;

o	PC input device sales were 7% and 12% of sales in the fiscal 2011 full-year and fourth quarter versus 8% and 7% in the respective prior year periods; and,

o	Game sales accounted for 11% and 2% of sales in the full-year and fourth quarter of fiscal 2011 versus 1% and 1% in the respective prior year periods.
▪	Gross sales by brand:
o	Mad Catz products represented 61% and 49% of sales in the fiscal 2011 full-year and fourth quarter versus 69% and 68% in the respective prior year periods;

o	Tritton products accounted for 14% and 23% of sales in the fiscal 2011 full-year and fourth quarter, with no corresponding sales in the prior periods;

o	Cyborg sales were 7% and 13% of sales in the fiscal 2011 full-year and fourth quarter versus 6% in each of the prior year’s respective periods;

o	Saitek products accounted for 6% and 9% of fiscal 2011 full-year and fourth quarter sales versus 12% and 10% of sales in the prior year periods, respectively;

o	Eclipse sales were 3% and 4% of sales in the fiscal 2011 full-year and fourth quarter versus 6% and 5% in the respective prior year periods; and

o	Other branded sales accounted for 9% and 2% of sales in the full-year and fourth quarter of fiscal 2011 versus 7% and 11% in the respective prior year periods.
▪	Reported net position of bank loan less cash at March 31, 2011 of $1.7 million compared to $15.9 million as of December 31, 2010, and $1.6 million at March 31, 2010.
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Mad Catz Interactive, 6/14/11	page 4
Highlights of New Products Shipped in Q4 of Fiscal 2011 and Subsequent to Fiscal Year-End:
o	Eclipse mobilmouse range of colored lifestyle mice for the PC;

o	Mad Catz range of licensed accessories for the Nintendo 3DS®;

o	Mad Catz range of licensed WWE® All Stars™ BrawlStick™ and BrawlPad™ videogame accessories; and,

o	Mad Catz range of licensed MARVEL® VS. CAPCOM® 3: Fate of Two Worlds Arcade FightStick™ Tournament Edition.
Highlights of Upcoming Product Launches:
o	Tritton range of Microsoft® licensed, co-branded audio headsets; and,

o	Mad Catz licensed wireless force feedback wheel for the Xbox 360®.
Summary of Key Developments in Q4 of Fiscal 2011 and Subsequent to Fiscal Year-End:
o	Raised $12.2 million in a private placement financing through the issuance of approximately 6.35 million shares of common stock and warrants to purchase approximately 2.54 million additional shares of common stock exercisable at $2.56 per share;

o	Repaid all principal and interest related to the $14.5 million convertible loan notes issued when the Company purchased the Saitek group of companies in November 2007;

o	The Cyborg branded R.A.T.7 gaming mouse won the coveted IGN “Best PC Accessory of 2010” award;

o	Introduced the Apple Mac OS X Driver for the Cyborg R.A.T. range of professional gaming mice, enabling Mac users to experience the advanced feature set of the award winning Cyborg R.A.T.;

o	Entered into an agreement with Epic Games, Inc. to produce a range of accessories for the highly anticipated Gears of War 3, scheduled to be released exclusively for Xbox 360® during the 2011 holiday season;

o	Entered into an agreement with Electronic Arts Inc. to produce branded PC and console videogame accessories based on “The Sims™” franchise;

o	Acquired V Max Simulation Corporation, which designs, constructs, integrates, and operates flight simulation equipment and develops flight simulation software;

o	Formed ThunderHawk Studios to develop a series of MMO (massive multiplayer online) flight simulation games to leverage the market share leadership and global distribution of our Saitek simulation products; and,

o	Previewed War Wings: Hell Catz, an aerial combat game developed by Trickstar Games and published by Mad Catz expected to launch in 2012.
Mr. Richardson concluded, “Our new product introductions are resonating well with consumers, garnering excellent reviews in industry media outlets and driving consistent growth. Going forward, we intend to continue to invest in innovation, brand building, and increasing our presence in specific markets and segments, including developing, publishing and distributing games.
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Mad Catz Interactive, 6/14/11	page 5
“Looking ahead, we are committed to continue our growth trend despite ongoing cautious consumer sentiment. In recent years, our business model has delivered positive results in the face of difficult market conditions. We will continue to make investments in projects and markets that we believe can deliver long term growth.
“Our financial performance in fiscal 2011 has created a strong foundation which we believe Mad Catz can leverage to generate further improvements going forward. We are excited by the consumer response to our strategy of focusing on premium interactive entertainment products and the growth across our entire geographic footprint. Combined with our strengthened balance sheet, we feel we are in a good position to take advantage of the opportunities in fiscal 2012 and beyond.
“Finally, I am pleased to announce the appointment of Allyson Evans as the Company’s Chief Financial Officer. Allyson has done an excellent job during her time as Mad Catz’ Interim Chief Financial Officer and her understanding of our business, her strong financial background and experience with our management team since joining the Company in December 2008, along with her prior experience, make her a natural fit for this position.”
The Company will host a conference call and simultaneous webcast on June 14, 2011, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2901. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21526603) or, for International callers, at (402) 977-9140.
About Mad Catz
Mad Catz Interactive, Inc. (AMEX/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed primarily under its Mad Catz® (casual gaming), Cyborg™ (pro gaming), Tritton® (gaming audio), Saitek® (simulation), and Eclipse™ (home and office) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; operates a videogame content website under its GameShark® brand; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.
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Safe Harbor
This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
Contact:

Allyson Evans, CFO	Joseph Jaffoni, Norberto Aja, James Leahy
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
(619) 683-9830	(212) 835-8500 or mcz@jcir.com
- TABLES FOLLOW -

Mad Catz Interactive, 6/14/11	page 6
MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net sales	$33,697	$26,268	$183,974	$119,012

Cost of sales	23,178	19,193	130,605	82,616

Gross profit	10,519	7,075	53,369	36,396

Operating expenses:
Sales and marketing	3,327	2,706	14,316	11,452
General and administrative	3,204	2,811	13,794	12,118
Research and development	1,930	624	4,678	2,657
Acquisition related items	164	—	873	—
Amortization of intangibles	242	190	951	1,758

Total operating expenses	8,867	6,331	34,612	27,985

Operating income	1,652	744	18,757	8,411

Interest expense, net	(614)	(597)	(2,897)	(2,460)
Foreign exchange gain (loss), net	1,237	40	1,195	(270)
Other income	24	114	247	252

Income before income taxes	2,299	301	17,302	5,933

Income tax (expense) benefit	(813)	537	(6,367)	(1,470)

Net income	$1,486	$838	$10,935	$4,463

Net income per share:
Basic	$0.03	$0.02	$0.20	$0.08
Diluted	$0.03	$0.02	$0.18	$0.08

Weighted average number of common shares outstanding:
Basic	56,257,384	55,098,549	55,429,673	55,098,549
Diluted	70,262,793	55,117,299	66,924,206	55,103,237
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Mad Catz Interactive, 6/14/11	page 7
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(unaudited in thousands of US$)

	March 31,	March 31,
	2011	2010
Assets

Current assets:
Cash	$3,734	$2,245
Accounts receivable, net	19,846	14,620
Other receivables	329	123
Inventories	27,978	16,975
Deferred tax assets	85	17
Income tax receivables	—	21
Other current assets	2,343	1,410

Total current assets	54,315	35,411

Deferred tax assets	590	766
Other assets	639	626
Property and equipment, net	3,921	3,452
Intangible assets, net	5,606	2,828
Goodwill	10,463	8,466

Total assets	$75,534	$51,549

Liabilities and Shareholders’ Equity

Current liabilities:
Bank loan	$5,408	$3,829
Accounts payable	13,700	11,871
Accrued liabilities	11,048	7,988
Convertible notes payable	14,500	—
Contingent consideration, current	1,542	—
Income taxes payable	1,918	1,670

Total current liabilities	48,116	25,358
Contingent consideration	2,897	—
Other long term liabilities	424	357
Convertible notes payable	—	14,500

Total liabilities	51,437	40,215
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 57,029,350 shares issued and outstanding at March 31, 2011 and 55,098,549 issued and outstanding at March 31, 2010	50,648	48,865
Other comprehensive loss	(10)	(55)
Accumulated deficit	(26,541)	(37,476)

Total shareholders’ equity	24,097	11,334

Total liabilities and shareholders’ equity	$75,534	$51,549
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Mad Catz Interactive, 6/14/11	page 8
Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net sales
United States	$20,216	$14,704	$107,528	$63,223
Europe	11,114	10,194	66,834	49,005
Canada	1,215	554	5,547	3,109
Other countries	1,152	816	4,065	3,675

	$33,697	$26,268	$183,974	$119,012
MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended		Year Ended
[Do we need the “$” throughout or	March 31,		March 31,
just on top and bottom?]	2011	2010	2011	2010
Pre-tax income	$2,299	$301	$17,302	$5,933
Amortization of intangible assets	$242	$337	$951	$2,345
Stock-based compensation cost	$145	$152	$603	$610

Adjusted pre-tax income*	$2,686	$790	$18,856	$8,888

Adjusted provision for income taxes (at effective rate)*	$922	$(12)	$6,500	$2,213

Adjusted net income *	$1,764	$802	$12,356	$6,675

Adjusted diluted earnings per share*	$0.03	$0.01	$0.20	$0.12

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation and amortization of intangibles, also facilitate comparisons of the Company’s performance to prior periods.
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Mad Catz Interactive, 6/14/11	page 9
EBITDA Reconciliation (non GAAP)
EBITDA represents net income plus interest, taxes, depreciation [and amortization?].

	Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net income	$1,486	$838	$10,935	$4,463

Adjustments:
Interest expense	613	640	2,897	2,460
Income tax expense (benefit)	813	(537)	6,367	1,470
Depreciation and amortization	727	762	2,764	3,766
EBITDA	$3,639	$1,703	$22,963	$12,159
EBITDA, a non-GAAP financial measure, represents net income before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles generally accepted in the United State. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, EBITDA is an important measure for our lender. We note that other companies may calculate EBITDA differently which may effect the comparability of this number to that of other companies.
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